EXHIBIT 1

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

The Board of Directors
Pengrowth Corporation, as Administrator
Pengrowth Energy Trust

          We hereby consent to the use in this Annual Report on Form 40-F of Pengrowth Energy Trust (the “Trust”) of our auditors’ report dated March 3, 2003 relating to the consolidated financial statements of the Trust as at December 31, 2002 and as at December 31, 2001 and for the years then ended.

May 15, 2003
Calgary, Canada	Chartered Accountants